SADIA S.A.

A Publicly Listed Company - CNPJ/MF No. 20.730.099/0001-94

NOTICE OF CALL

OF

ORDINARY AND EXTRAORDINARY

GENERAL SHAREHOLDERS' MEETINGS

The Shareholders of this Company are hereby called to attend Ordinary and Extraordinary General Shareholders' Meetings, to be jointly held on April 16, 2004, at 2:00 p.m ., at the Company's headquarters, located at Rua Senador Attílio Fontana, No. 86, in Concórdia, Santa Catarina , to discuss and decide on the following matters:

I- At the Ordinary General Meeting:

a) The receipt of accounts from the managers, and the examination, discussion and vote on the financial statements, with opinions presented by the Independent Auditors and the Fiscal Council, for the year ended 12/31/2003;

b) The destination of the net profit for the period and approval of dividends distributed;

c) The election of the members of the Board of Directors and the establishment of the annual budget for compensating the company's management;

d) The election of the members and substitutes of the Fiscal Council and the establishment of their fees.

II- At the Extraordinary General Meeting:

The review of the Proposal of the Board of Directors to change the Company's Bylaws, to adjust them to the requirements of Law No. 10,303/2001 (i.e. the new Corporations Law) and the good Corporate Governance practices recommended by the Brazilian Securities Commission (CVM) and the São Paulo Stock Exchange (BOVESPA), primarily with respect to the following provisions:

(I) Article 14, Paragraph 1 : to reinforce the concept of concurrent terms of office for the members of the administration; (II) Article 15, caput: to create Internal Regulations for the Board of Directors; (III) Article 16, Paragraphs 1 to 5: to enable members to hold meetings of the Board of Directors in the Chairman's absence and permit the issuance of summaries of the minutes of the Board's meetings; (IV) to adjust the powers of the Board of Directors, in Article 17, and of the Executive Directors, in Article 21; (V) to revoke Article 25, on the compensation of members of the Advisory Board; (VI) to change the period for the holding of Ordinary General Meetings from 5 (five) to 8 (eight) days, as of the publication of the second notice of call, in Article 31; to renumber all other articles and items affected by these changes.

General Rules:

•  Pursuant to Article 3 of CVM Rule No. 165, of 12/11/1991, and the changes introduced under Article 1 of CVM Rule No. 282 of 6/11/1998, the minimum percentage of participation in the Voting Capital Stock shall be 5% (five percent) for the requisition of the adoption of a multiple vote for the election of members of the Board of Directors;

•  Documentation related to matters to be discussed at Extraordinary General Meetings shall be made available to shareholders through the Sadia Web site (www.sadia.com/en/financialreports/annualreports.asp), and at the Company's headquarters, pursuant to Paragraph 3, Article 135 of Law No. 6,404/76.

Concórdia, SC, March 31, 2004

ROMANO ANCELMO FONTANA FILHO

Chairman of the Board of Directors